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EXHIBIT (b)(iv)

CERBERUS CAPITAL MANAGEMENT, L.P.
450 Park Avenue, 28th Floor
New York, New York 10022

                      March 10, 2003

ER Acquisition, Inc.
6500 Greenville Avenue
Suite 600, LB17
Dallas, Texas 75206
Attn: Douglas Miller

  Re:
  Amendment #3 to Financing Commitment

Dear Mr. Miller:

        We hereby refer to the Commitment Letter, dated December 27, 2002, among ER Acquisition, Inc., Cerberus Capital Management, L.P. (on behalf of one or more funds or managed accounts to be designated by it), Douglas H. Miller and Ted W. Eubank, as amended by Amendment #1, dated January 23, 2003 and Amendment #2, dated February 28, 2003 (the "Commitment Letter"). Capitalized terms used but not defined in this amendment letter shall have the meaning assigned to such term in the Commitment Letter. This letter, when executed by each of the parties to the Commitment Letter, will hereby amend the Commitment Letter to delete the words "March 10, 2003" in the second (2nd) sentence of the fourteenth (14th) paragraph of the Commitment Letter and replace such words with the words "March 12, 2003". In addition, the amount of Series A Common Stock being purchased under the Commitment Letter has been increased from $136,500,000 to $161,500,000.

        Except as set forth above, the Commitment Letter and the Term Sheets shall remain in full force and effect and is hereby confirmed in all respects.

Very truly yours, CERBERUS CAPITAL MANAGEMENT, L.P.
	By:	/s/ LENARD TESSLER Name: Lenard Tessler Title: Managing Director
Agreed and accepted on this 10th day of March, 2003
ER ACQUISITION, INC.
/s/ DOUGLAS H. MILLER Name: Douglas H. Miller Title: Chief Executive Officer
/s/ DOUGLAS H. MILLER Douglas H. Miller
/s/ T.W. EUBANK T.W. Eubank

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  EXHIBIT (b)(iv)